UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 21, 2025

Date of Report (Date of earliest event reported)

FLAG SHIP ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Cayman Islands	001-42138	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26 Broadway, Suite 934

New York, New York 10004

(Address of Principal Executive Offices, and Zip Code)

(646)-362-0256

Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one Ordinary Share, $0.001 par value, and one right	FSHPU	The Nasdaq Stock Market LLC
Ordinary Shares, $0.001 par value	FSHP	The Nasdaq Stock Market LLC
Rights to receive one-tenth (1/10th) of one Ordinary Share	FSHPR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Promissory Note

On August 30, 2024, Flag Ship Acquisition Corporation (the “Company”) issued an unsecured promissory note (the “Original Note”) in the principal amount of up to $1,000,000 to Whale Management Corporation (“Whale”). The Original Note did not bear any interest and had a maturity date of the earlier of: (i) December 31, 2025 or (ii) the date on which the Company consummates its initial business combination. The Original Note was subject to customary events of default, the occurrence of certain of which would entitle Whale to declare, by written notice to Company, the unpaid principal balance of the Original Note and all other sums payable with regard to the Original Note becoming immediately due and payable.

On August 21, 2025, the Company and Whale agreed to amend and restate the Original Note to solely raise the principal balance from $1,000,000 to $1,200,000 (the “Amended Note”). Other than the increased principal amount, the Amended Note has the same terms as the Original Note.

The issuance of the Amended Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

A copy of the Amended Note is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The disclosure set forth in this Item 2.03 is intended to be a summary only and is qualified in its entirety by reference to the Amended Note.

Item 5.07	Submission of Matters to a Vote of Security Holdings

On August 26, 2025, the Company held an extraordinary general meeting of shareholders (the “Extraordinary General Meeting”). Holders of 7,308,278 ordinary shares of the Company held as of record as of July 17, 2025, the record date for the Extraordinary General Meeting, were present in person or by proxy, representing approximately 82.46% of the shares issued and outstanding and entitled to vote at the Extraordinary General Meeting, which present a quorum. At the Extraordinary General Meeting, holders of the Company’s outstanding ordinary shares in attendance (represented in person or by proxy) voted on two proposals presented, the Extension Fee Reduction Proposal and the Adjournment Proposal, each as described in the proxy statement dated August 5, 2025 (“EGM Proxy Statement”).

Capitalized terms used, but not otherwise defined, herein have the meaning given to them in the EGM Proxy Statement.

Proposal No. 1 – The Extension Fee Reduction Proposal

The Company’s shareholders approved the Extension Fee Reduction Proposal, a proposal to approve by ordinary resolution, the reduction of the monthly fee payable by the Company’s sponsor and/or its designee into the trust account to extend the date by which the Company must consummate its initial business combination from $0.033 per each outstanding public share (for each monthly extension) to an amount equal to the lesser of (i) $60,000 for all outstanding public shares and (ii) $0.033 for each outstanding public share. The first monthly extension fee must be made by September 20, 2025 while each subsequent monthly extension fee must be deposited into the trust account by the 20th of each succeeding month until June 20, 2026. This proposal has been approved by the following votes:

For	Against	Abstain
4,200,577	3,107,701	0

Proposal No. 2 – The Adjournment Proposal

The Company’s shareholders approved the Adjournment Proposal, a proposal to approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting to a later date or dates, if necessary, to permit the further solicitation and vote of proxies if there are not sufficient votes to approve Proposal 1 presented at the Extraordinary General Meeting.

As there were sufficient votes to approve the Extension Fee Reduction Proposal, the Adjournment Proposal was not presented to the shareholders at the Extraordinary General Meeting. Below are the votes tabulated for the Adjournment Proposal:

For	Against	Abstain
4,200,577	3,107,701	0

Item 8.01	Other Events

In connection with the shareholder votes at the Extraordinary General Meeting, holders of 3,837,483 ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption a price of approximately $10.47 per share.

Item 9.01.	Financial Statement and Exhibits.

(d)	Exhibits

EXHIBIT INDEX

Exhibit No.	Description
10.1	Promissory Note, dated August 21, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Flag Ship Acquisition Corporation

Dated: August 27, 2025	By:	/s/ Matthew Chen
	Name:	Matthew Chen
	Title:	Chief Executive Officer

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